As filed with the Securities and Exchange Commission on August 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vaccinex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1895 Mount Hope Avenue Rochester, New York 14620	16-1603202
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

VACCINEX, INC. 2001 EMPLOYEE EQUITY PLAN

VACCINEX, INC. 2011 EMPLOYEE EQUITY PLAN

VACCINEX, INC. 2018 OMNIBUS INCENTIVE PLAN

(Full title of the plans)

Maurice Zauderer

Chief Executive Officer

Vaccinex, Inc.

1895 Mount Hope Avenue

Rochester, New York 14620

(585) 271-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Asher M. Rubin, Esq. William I. Intner, Esq. Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, MD 21202 (410) 659-2700	Scott E. Royer Chief Financial Officer Vaccinex, Inc. 1895 Mount Hope Avenue Rochester, NY 14620 (585) 271-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	403,699(2),(3)	$9.71(4)	$3,919,917.29(4)	$488.03
Common Stock, $0.0001 par value per share	425,000(3),(5)	$11.305(6)	$4,804,625.00(6)	$598.18
Total	828,699		$8,724,542.29	$1,086.21

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Vaccinex, Inc. 2001 Employee Equity Plan (the “2001 Plan”), the Vaccinex, Inc. 2011 Employee Equity Plan (the “2011 Plan”), and the Vaccinex, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Consists of shares issuable upon the exercise of outstanding options granted under the 2001 Plan and the 2011 Plan.
(3)

Pursuant to the terms of the 2018 Plan, any shares subject to outstanding awards originally granted under the 2011 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares shall become available for issuance pursuant to awards granted under the 2018 Plan.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price of outstanding options granted under the 2001 Plan and the 2011 Plan.

(5)	Consists of shares reserved for future grant under the 2018 Plan.
(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and the low price of registrant’s common stock as reported on The NASDAQ Global Market on August 20, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) of Vaccinex, Inc. (the “Registrant”) is being filed to register 425,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) authorized for issuance pursuant to awards under the Vaccinex, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”), which was effective on August 8, 2018 (the “Effective Date”). The Registrant is also registering pursuant to this Registration Statement an additional 381,199 shares of Common Stock underlying equity awards issued under the Vaccinex, Inc. 2011 Employee Equity Plan (the “2011 Plan”) and 22,500 shares of Common Stock underlying equity awards issued under the Vaccinex, Inc. 2001 Employee Equity Plan (the “2001 Plan” and together with the 2011 Plan, the “Prior Plans”) that are outstanding as of the date hereof. The Registrant will not make any further awards under the Prior Plans. The number of shares of Common Stock available under the 2018 Plan will be increased from time to time by the number of shares subject to outstanding awards granted under the 2011 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares following the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)    the Registrant’s prospectus dated August 9, 2018 filed with the Commission pursuant to Rule 424(b) of the Securities Act in connection with its Registration Statement on Form S-1 originally filed by the Registrant on July 9, 2018, as amended (File No. 333-226103), which contains audited financial statements for the Registrant’s fiscal year ended December 31, 2017;

(b)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38624) filed with the Commission on August 8, 2018 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description;

(c)    the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 filed with the Commission on August 14, 2018 (File No. 001-38624); and

(d)    the Registrant’s Current Report on Form 8-K filed with the Commission on August 13, 2018 (File No. 001-38624).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and will be part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests; except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

In addition to the indemnification provisions provided for in our amended and restated bylaws, we have entered into separate indemnification agreements with certain of our directors and executive officers, and intend to enter into such agreements with all of our directors and executive officers. These indemnification agreements provide, among other things, that we will indemnify our directors and executive officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or executive officer in any claim, action or proceeding arising in his or her capacity as a director or executive officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226103) filed with the Commission on July 9, 2018).

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Vaccinex, Inc. 2001 Employee Equity Plan (as amended May 25, 2006) (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226103) filed with the Commission on August 8, 2018).

99.2	Vaccinex, Inc. 2011 Employee Equity Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226103) filed with the Commission on July 9, 2018).

99.4	May 15, 2014 Amendment to the Vaccinex, Inc. 2011 Employee Equity Plan (incorporated by reference to Exhibit 10.4(a) to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226103) filed with the Commission on August 8, 2018).

99.5	Vaccinex, Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226103) filed with the Commission on July 23, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, in the State of New York, on August 21, 2018.

VACCINEX, INC.

By:	/s/ Scott E. Royer, CFA, MBA
Scott E. Royer, CFA, MBA
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	* Maurice Zauderer, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2018

	/s/ Scott E. Royer, CFA, MBA Scott E. Royer, CFA, MBA	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2018

	* Albert D. Friedberg	Chairman of the Board	August 21, 2018

	* Alejandro M. Berlin, M.D., MSc	Director	August 21, 2018

	* Alan L. Crane	Director	August 21, 2018

	* Jacob B. Frieberg	Director	August 21, 2018

	J. Jeffrey Goater	Director

	Bala S. Manian, Ph.D.	Director

	* Gerald E. Van Strydonck	Director	August 21, 2018

	* Barbara Yanni	Director	August 21, 2018

By:	/s/ Scott E. Royer, CFA, MBA		August 21, 2018
Scott E. Royer, CFA, MBA,
Attorney-in-fact